Exhibit 10.1

Agreement of Repayment

Obligee：Zibo Jiazhou Chemical Industry Co., Ltd.

Add: 1, Dianchang Road
255300

Obligor: Zibo Jiazhou Heat & Power Co. Ltd.
Add: 1, Dianchang Road, Zhou Bei development zone
255300

In consideration of:

JZHP’s main business is steam and electricity’s production and supply, and ZJC produces a lot steam during the production, ZJC sells steam to JZHP for Resident heating and enterprise production. The repayment schedule is as follows:

1.	amount: 129,675,666.00 RMB
2.	Deadline: 35,000,000.00RMB before October 1, 2011
            25,000,000.00RMB before May 1, 2012
            30,000,000.00RMB before May1, 2013
            20,000,000.00RMB before May 1, 2014
            19,675,666.00RMB before May 1, 2015

3.	Interest: as 6% interest rate. If the People’s Bank of China adjusts its rate, then execute as the bank rate.

Source of repayment:

JZHP is the only heat & power co-generation enterprise, located in Zhoucun development zone, responsible for urban winter heating and enterprises’ production steam, JZHP’s heating pipe work spread all over the city and all the enterprises, it’s a regional monopoly enterprise. JZHP’s sales revenue was RMB 234,990,000, and profit RMB 34,190,000, and its revenue is increasing every year, so the repayment is guaranteed.

3.	Liability for Breach

Every day 1% penalty of the payment amount.

4.	Execution of contract

The contract becomes effective after both parties stamp. This contact should be 2 originals for each part to hold one.

Stamp:

Obligee：Zibo Jiazhou Chemical Industry Co., Ltd.

Obligor: Zibo Jiazhou Heat & Power Co. Ltd.

Date: March 26, 2011